SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File No. 000-16886

Semele Group, Inc.

(Exact name of registrant as specified in this charter)

200 Nyala Farms
Westport, CT 06880
(203) 341-0555

(Address, including zip code, and telephone number,
including area code, of registrant’s principal
executive office)

common stock, $0.10 par value

(Title of each class of securities covered by this Form)

None

(Title of all other classes of securities for which a duty to file reports under
Section 13(a) or 15(d) remains)

Pease place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i) ☒
Rule 12g-4(a)(1)(ii) ☐
Rule 12g-4(a)(2)(i) ☐
Rule 12g-4(a)(2)(ii) ☐
Rule 12h-3(b)(1)(i) ☒
Rule 12h-3(b)(1)(ii) ☐
Rule 12h-3(b)(2)(i) ☐
Rule 12h-3(b)(2)(ii) ☐
Rule 15d-6 ☐

Approximate number of holders of record as of the certification or notice date: 30

Pursuant to the requirements of the Securities Exchange Act of 1934 Semele Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: July 9, 2004                   By: /s/ James A. Coyne
  James A. Coyne, President and Chief Operating Officer